EXHIBIT 99.2


The Corporation posted a 2.2% increase in net income during the second quarter of 2006 vs. 2005. Earnings per share remained the same at $0.25 per share for the three months ending June 30, 2006 compared to the same period in 2005.

Net interest income increased $616,600 to $14.6 million for the first six months of 2006 compared to the same period during 2005. This increase is primarily due to loan growth of $13.7 million to $510.3 million for the 12 months ending June 30, 2006.

Other income decreased $29,800 during the first six months of 2006. This is the result of of a $650,000 increase in 2006 on deposit service fees nearly offsetting the one-time gain of $684,000 on the sale of the Corporation's ownership interest in Pulse Inc. in 2005.